Exhibit 4.4
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY ME BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
AMENDED SENIOR NOTE

$100,000	May 31, 2009
This note (this “Note”) amends and restates that certain Senior Secured Note dated May 31, 2009 in the original principal amount of $100,000 (the “Original Note”) made by Sanuwave, Inc., a Delaware corporation (the “Company”), and delivered to Prides Capital Fund I, L.P. or its assignees (together, the “Holders”). This Note is not intended to be, nor shall it be construed as, a novation of the Original Note.
Subject to the terms and conditions of this Note, for good and valuable consideration received, the Company promises to pay to the order of the Holders, the principal amount of One Hundred Thousand and 00/100 Dollars ($100,000) as increased as provided in Section 2 below, and interest thereon as provided herein. The following is a statement of the rights of the Holders and the terms and conditions to which this Note is subject, and to which the Company, by the issuance of this Note, and the Holders, by the acceptance of this Note, agree:
1. Payments.
1.1 Payment Obligation. Unless paid earlier as provided herein, the Company shall pay all principal and accrued and unpaid interest under this Note on September 30, 2011 (the “Maturity Date”). All payments of principal and/or interest under this Note will be made by electronic wire transfer to an account designated by the Holders.
1.2 Optional Prepayment. All or any portion of the principal and accrued and unpaid interest under this Note may be paid prior to the Maturity Date without the written consent of the Holders upon fifteen (15) days prior written notice to the Holders; provided, however, that any such prepayment shall include accrued interest on the amount so prepaid.

2. Interest. Interest (computed on the basis of a 360-day year and for the actual number of days in the respective period) shall accrue daily starting effective May 8, 2009 for $100,000 due the Holders. Interest is payable quarterly (on March 31, June 30, September 30 and December 31), commencing on June 30, 2009, on the unpaid principal amount of this Note then outstanding at the rate of fifteen percent (15%) per annum; provided, that the Holders have notified the Company of their election to have such payment made in cash not less than 15 days prior to such payment date and; provided, further, that if such notice is not given, such accrued interest shall be capitalized and added to the principal amount of this Note. Each amount so capitalized shall be considered part of the principal amount outstanding under this Note and shall bear interest as provided in the first sentence of this Section 2 and shall be payable on the Maturity Date.
3. Optional Conversion.
3.1 Holder’s Option. The Holders shall have the sole right, but not the obligation to convert all or any portion of the unpaid principal amount of this Note into shares of the Company’s Series A convertible participating preferred stock, par value $0.01 per share (the “Preferred Stock”). In the event the Holders elect to convert this Note into Preferred Stock, the Conversion Price shall be set at One Hundred Dollars ($100.00) per share.
3.2 Stock Split or Dividend. In the event that the Company should at any time, or from time to time, fix a record date for the effectuation of a split, either forward or reverse, subdivision or combination of the outstanding shares Preferred Stock, or the determination of holders of Preferred Stock entitled to receive a dividend or other distribution payable in additional to shares of Preferred Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Preferred Stock (hereinafter referred to as “Preferred Stock Equivalents”), without payment of any consideration by such holder for the additional shares of Preferred Stock or Preferred Stock Equivalents (including the additional shares of Preferred Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of shares of Preferred Stock purchasable hereunder shall be appropriately increased or decreased in proportion to such increase or decrease in the aggregate number of shares of Preferred Stock outstanding and those issuable with respect to such Preferred Stock Equivalents. Whenever there is an adjustment in the number of shares of Preferred Stock purchasable upon the conversion of this Note pursuant to the provisions of this Section 3.2, the Conversion Price shall be adjusted to an amount proportionate to the adjustment in the number of shares of Preferred Stock.
3.3 Recapitalization. If at any time, or from time to time, there shall be a recapitalization of the Preferred Stock (other than a subdivision or combination, or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of shares of Preferred Stock, Preferred Stock Equivalents or property of the Company or otherwise, to which the Holder would have been entitled upon such recapitalization assuming this Note was converted immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Note after the recapitalization to the end that the provisions of this Section 3 (included adjustment of the Conversion Price then in effect and the number of shares of Preferred Stock issuable upon conversion) shall be applicable after that event as nearly equivalent as may be practicable.

3.4 Consolidation or Merger. If at any time, or from time to time, the Company shall consolidate with or merge into another corporation, or shall sell, lease, or convey to another corporation the assets of the Company as an entity or substantially as an entity (any one or more of such transactions being a “Corporate Transaction”), provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of shares of Preferred Stock, Preferred Stock Equivalents or property of the Company or otherwise, to which the Holder would have been entitled to receive in such Corporate Transaction assuming this Note was converted immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Note after the Corporate Transaction to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares of Preferred Stock issuable upon conversion) shall be applicable after that event as nearly equivalent as may be practicable.
4. Events of Default.
4.1 The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder: (a) the failure of the Company to pay the principal of this Note, together with all accrued interest, on the Maturity Date; (b) the failure of the Company to comply with any provision applicable to it set forth in this Note; (c) the failure of the Company to pay any amount when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any indebtedness (other than indebtedness evidenced by this Note) in a principal amount of at least $100,000 and such failure shall continue after the applicable grace period, if any, in the agreement relating to such indebtedness, or any other event shall occur or condition shall exist under any agreement relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement, if the effect of such event or condition is to accelerate, or to permit the holders thereof to cause, such indebtedness to mature; (d) entry of a judgment against the Company in the amount of $500,000 or more, if thirty (30) days have elapsed and the judgment has not been vacated, satisfied or dismissed, and the enforcement of the judgment has not been stayed pending appeal; and (e) any Liquidation Event (as defined below). As used herein, “Liquidation Event” means the occurrence or institution by or against the Company of (i) any bankruptcy, reorganization, receivership or insolvency proceeding, (ii) any appointment of a receiver or custodian for all or a substantial portion of the property of the Company, (iii) any assignment for the benefit of, or composition or arrangement with, the creditors of the Company (whether or not pursuant to bankruptcy or other insolvency laws), (iv) any sale of all or substantially all of the assets of the Company, or (v) any dissolution, liquidation or other marshalling of the assets and liabilities of the Company.

4.2 If there shall occur (a) any Liquidation Event, the entire unpaid principal and accrued interest on this Note shall automatically become and be forthwith due and payable, without any requirement by the Holders to give notice, present the Note, make demand, protest of give other notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding, and (b) any Event of Default (other than a Liquidation Event), then the Holders may declare the entire unpaid principal and accrued interest on this Note immediately due and payable, by notice in writing to the Company, whereupon the entire unpaid principal and accrued interest on this Note shall automatically become and be forthwith due and payable, without any further requirement by Holders to present the Note, make demand, protest or give other notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding.
5. Expenses; Indemnity.
5.1 The Company shall pay all reasonable out-of-pocket expenses incurred by Holders (including the reasonable fees, costs and disbursements of any counsel for the Holders), in connection with the enforcement of its rights under this Note, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations.
5.2 The Company shall indemnify the Holders and each of its partners, directors, officers, employees, agents and advisors (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance by the parties of their respective obligations hereunder or the consummation of the transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, brought by a third party; provided, that such indemnity shall not be available to any Indemnitee if any of the Indemnitees initiate any such claim, litigation, investigation or proceeding; provided, further, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
5.3 The Company hereby agrees that none of the Indemnitees shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its affiliates or any of their respective officers, directors, employees, agents and advisors, and the Company hereby agrees not to assert any claim against any Indemnitee, for special, indirect, consequential and punitive damages arising out of or otherwise relating to this Note, the actual or proposed use of the proceeds of this Note or any transactions contemplated by this Note.
6. Assignment. Subject to any legal limitations arising under the securities laws, the Holders have the right to transfer all or any portion of this Note to any other entity. The rights and obligations of the Company will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment.
7.1 Any amendment or waiver hereto shall be in writing and signed by the Holders and the Company. No failure on the part of the Holder to exercise, and delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.
7.2 This Note amends the Original Note. This Note is not intended to be, nor shall it be construed as, a novation of the Original Note.
8. Notices. Any notice shall be deemed to have been duly given if personally delivered or sent by United States mail or by facsimile transmission confirmed by letter: in the case of the Company, at Sanuwave, Inc., 11680 Great Oaks Way, Suite 350, Alpharetta, Georgia 30022, Attention: Chief Financial Officer, Telephone: 678-578-0125, Facsimile: 866-641-1182; and in the case of the Holders, at Prides Capital Fund I, L.P., c/o Prides Capital Partners, LLC, 200 High Street, Suite 700, Boston, Massachusetts 02110, Attention: Hank Lawlor, Telephone: 617-778-9200, Facsimile: 617-778-9299; or in each case, at such other address as is noticed to the respective party in accordance with the terms hereof, and will be deemed given, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, five calendar days after being deposited in the United States mail, postage prepaid, (ii) if sent by United States Express Mail, two calendar days after being deposited in the United States mail, postage prepaid, (iii) if sent by facsimile transmission, on the date sent provided a confirmatory notice was sent by first-class mail, postage prepaid, and (iv) if delivered by hand, on the date of receipt. Any party hereto may by notice so given change its address for future notice hereunder.
9. Governing Law; Jurisdiction; Waiver of Jury Trial.
9.1 This Note shall be governed by and construed in accordance with the laws of the State of New York.
9.2 The Company hereby irrevocable and unconditionally submits to the nonexclusive jurisdiction of any New York State or Federal court of the United States of America sitting in the Borough of Manhattan, New York City, in any action or proceeding arising out of or relating to this Note or any other note to which it is a party and irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Nothing in this Section 9 shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Note in the courts of any jurisdiction. The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of this Note in any New York State or Federal court, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.3 THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF THE HOLDERS IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
10. Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.
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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of August  _____, 2009.

COMPANY: SANUWAVE, INC.
By:
Name:
Title:
The undersigned Holder hereby acknowledges receipt of a copy of the foregoing Note and acknowledges and agrees to the terms and conditions set forth in this Note.

HOLDER: PRIDES CAPITAL FUND I, L.P.
By:
Name:
Title: